COPY

VERDE RIVER IRON COMPANY, LLC

ENGINEERING SERVICES AGREEMENT

FOR

Cimetta Engineering and Construction Co., Inc.

CONTRACT NO. *06-370*

CLARKDALE SLAG PROJECT

APR - 5 2006

Cimetta Engineering & Construction Co., Inc.

TABLE OF CONTENTS

Page

AGREEMENT

THIS ENGINEERING SERVICES AGREEMENT, ("Agreement"), is entered into this 1st day of March 2006 by and between **Verde River Iron Company, LLC.** (VRIC), a Nevada corporation, whose address is 2441 West Horizon Ridge Parkway #120, Henderson, NV 89052 and **Cimetta Engineering and Construction Company,Inc.**(CEC), a Arizona corporation, whose address is 6701 S. Wilmot Road, Tucson, Arizona 85706, ("Engineer").

Verde River Iron Company, LLC and Cimetta Engineering and Construction Company, Inc., for and in consideration of the covenants and undertakings hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, do hereby agree as follows:

1. SCOPE OF WORK

The services shall be performed in accordance with the specifications set forth in Exhibit "A" to this Agreement, attached hereto and incorporated herein by this reference.

In the event of any inconsistency as between this Agreement and Exhibit "A", conflicts shall be resolved in the following descending order of priority:

a. **Agreement**
b. **Exhibit "A"**

All services/work to be performed by Engineer hereunder shall hereinafter be referred to as the "services".

2. AUTHORIZED REPRESENTATIVES

All notices regarding this Agreement shall be directed to the following or their duly appointed designees or successors:

Engineer: Cimetta Engineering and Construction Co., Inc.

Representative: Antonio Cimetta

Title: President
Address: 6701 S. Wilmot Road, Tucson, AZ 85706
Phone: 520-574-2930

Company: Verde River Iron Company, LLC
Representative: Ian McNeil
Title: President
Address: 2441 West Horizon Ridge Parkway #120,
Henderson, NV 89052
Phone: 702-732-9001

3. **COMPENSATION**

3.1 In consideration of satisfactory, timely and complete performance by Engineer of the services to be performed hereunder, VRIC agrees to make payment in accordance with the terms set forth in Exhibit "B" to this Agreement, attached hereto and incorporated herein by this reference; a total sum not to exceed $115,000.00 without the prior written consent of VRIC.

In the event of any inconsistency as between this Agreement and the terms of Exhibit "B", conflicts shall be resolved in the following descending order of priority:

a. Agreement
b. Exhibit "B"

3.2 In addition, final payment of all moneys due under this Agreement will be made upon the express conditions of:

a. Receipt by VRIC of proper final invoice;

b. Approval by VRIC of the services, including all required documentation.

No payments of invoices or portions thereof shall at any time constitute approval or acceptance of the services or be considered to be a waiver by VRIC of any of the terms or

condition's of this Agreement. Furthermore, for purposes of this Agreement, acceptance of the Services shall not be deemed to occur until such time as all Services have been completed and final payment has been remitted.

4. **TERM**

The term of this Agreement shall be from March 1, 2006 through December 31, 2006.

5. **TAXES**

The Engineer shall be responsible for payment of all taxes required by law relating to the services performed and its property utilized in the performance of the services, including, but not limited to:

a. All federal, state and local income, franchise, business privilege and occupational taxes;

b. All federal, state and local sales, use and related excise taxes imposed on its services and its property;

c. All federal, state and local employment and payroll taxes;

d. All state and local ad valorem taxes imposed on its property; and

e. any interest and penalties imposed on the above.

6. **BILLING AND PAYMENT**

Compensation for uncontested charges shall be paid within thirty (30) days after VRIC's receipt of Engineer's invoice, which shall include the following information:

a. Project title and project work order number;

b. Contract number;

c. The services performed by Engineer detailed as to the units completed and/or the work hours spent for the project and by the day, month and year in which the services were performed, and in the form and detail required by VRIC.

Invoices shall be submitted with all necessary supporting documents and sent to:

Accounts Payable Department
VRIC
2421 West Horizon Ridge Parkway #120
Henderson, NV 89052

7. LIENS AND ENCUMBRANCES

Engineer, for itself and on behalf of its subcontractors, suppliers, agents and assigns, agrees to keep the property of VRIC free and clear of all liens, charges and encumbrances arising out of or relating to the services performed hereunder, and shall not cause or allow to be filed any mechanic's liens, materialmen's liens or other liens or encumbrances arising out of or relating to the services performed hereunder. Engineer shall defend, indemnify and hold VRIC harmless from and against any and all such liens or encumbrances.

8. ENGINEERING SERVICES WARRANTY

8.1 Engineer, on behalf of itself and its subcontractors, suppliers and assignees, warrants that the services to be provided under this Agreement will be in accordance with prevailing professional and industry standards at the time such services are rendered, and in compliance with any entity having jurisdiction over such activities, including but not limited to those laws and regulations pertaining to safety and health, and the environment.

9. ASSIGNED WARRANTIES

Engineer will assign to VRIC and will fully cooperate with VRIC in effecting assignment and enforcement of the warranty and guarantee of all subcontractors, consultants, or specialized services of others engaged hereunder by Engineer for purposes of effectuating performance of the services.

10. INDEPENDENT CONTRACTOR

10.1 Engineer agrees to perform the services herein as an independent contractor and not as an employee or agent of VRIC and all persons employed by Engineer or by permitted subcontractors in connection with such services shall be deemed to be the employees of Engineer and not the employees or agents of VRIC. Engineer will not have any power or right to make commitments or enter into any contracts on behalf of VRIC unless VRIC authorizes Engineer in writing to do so. Engineer shall supervise the performance of its own services and shall control, independent of VRIC, the manner and means by which its services are performed, subject to the terms and conditions of this Agreement.

10.2 Engineer represents that he is fully experienced, properly qualified, registered, licensed, equipped, organized and financed to perform the services under this Agreement.

10.3 Nothing contained in this Agreement or any subcontract shall create any contractual relationship between any such supplier or subcontractor and VRIC.

11. INSURANCE

Before commencing its services hereunder, Engineer shall procure and maintain until the termination of this Agreement the following insurance from an insurer satisfactory to VRIC:

a Comprehensive General Liability Insurance, including provisions insuring against the hazards of premises operations, contractual liability, bodily injury,

personal injury, property damage, and products and completed operations in the following amounts:

$1,000,000.00 (One MILLION DOLLARS AND NO CENTS) each occurrence and aggregate (combined single limit).

b Vehicular Liability Insurance covering all automobiles and other vehicles used in connection with services rendered hereunder, whether owned, non-owned, leased or hired by Engineer, insuring against the risks of bodily injury and property damage in the following minimum amount:

$1,000,000.00 (One MILLION DOLLARS AND NO CENTS) each accident (combined single limit).

c Worker's Compensation Insurance in accordance with the laws of the State of Arizona, including employer's liability in the minimum amount of $1,000,000.00 (ONE MILLION DOLLARS AND NO CENTS) each accident or disease.

All of Engineer's subcontractors at each tier shall be required by the Engineer, under the terms of any subcontract, to obtain like insurance coverage to that specified in this Section 8 and to submit VRIC evidence of such insurance as provided in this Section 12.

12. SAFETY COMPLIANCE AND NON-INTERFERENCE

Engineer, its employees, agents, assigns and subcontractors, while performing the services pursuant to this Agreement, shall comply with all pertinent safety regulations, including but not limited to those of MSHA, OSHA, and VRIC.

Engineer represents and warrants that all such employees, agents, assigns and subcontractors are familiar with and knowledgeable about such safety regulations.

Engineer, for itself and on behalf of its employees, agents, assigns and subcontractors, agrees to comply with all safety directives of VRIC supervisory personnel and further agrees not to interfere with any VRIC operations, including the

activities of third parties working on the premises at the request of VRIC.

13. PROPRIETARY INFORMATION, PATENTS

Engineer will advise VRIC of any patents or proprietary rights and any royalties, licenses, or other charges, which Engineer knows to be involved in the design, performed by Engineer, and shall obtain VRIC's approval before inclusion of any of the same in the design. Engineer will assist VRIC in performing patent searches or evaluation of claims, if requested, on the basis set forth herein. All VRIC pre-approved royalties, license fees, or infringement costs or expenses incurred by Engineer shall be paid by VRIC as a cost of the services and reimbursed to Engineer. License fees or royalties under Engineer's existing patents or proprietary technology will be separately negotiated and payable.

14. CONFIDENTIALITY AND TITLE

14.1 Engineer, for itself and on behalf of its employees, agents, assigns and subcontractors, agrees to treat as confidential and proprietary, and agrees not to disclose to others, during or subsequent to the term of this Agreement, without the express prior written consent of VRIC, any information, whether verbal or written, of any description whatsoever (including any technical information, experience or data) regarding VRIC's plans, programs, plants, processes, products, costs, equipment, operation or customers which may come within the knowledge of Engineer, its employees, agents, assigns and/or subcontractors in the performance of this Agreement. Engineer agrees to take reasonable precautions, contractual or otherwise, to prevent unauthorized disclosure or use of any information so obtained.

Such confidential information shall not include any information which:

a. is, or shall have been in the possession of Engineer prior to disclosure thereof by VRIC to Engineer;

b. through no fault of Engineer becomes published or otherwise available to the public under circumstances such that the public may utilize the same without any direct or indirect obligation to VRIC; or

c. is, or at any time may be, acquired by Engineer from any third party rightfully possessed of the same and having no direct or indirect obligation to VRIC with respect to same.

14.2 All items prepared by Engineer for the services herein, including but not limited to drawings, sketches, specifications, tracings, diagrams, evaluations, calculations, data books, schedules, lists, operating instructions, requisitions and purchase orders shall be the property of VRIC. Upon termination or completion of performance under this Agreement, or at any other time upon request, Engineer shall deliver all copies of any such documents to VRIC.

15. ASSIGNMENT

Engineer shall not assign or subcontract its rights or delegate its duties under this Agreement without the express prior written consent of VRIC, which consent may be withheld for any reason whatsoever. All permitted subcontracts must include provisions to secure all rights and remedies of VRIC provided for under this Agreement, and must impose upon the subcontractor all of the general duties and obligations required of Engineer hereunder, including but not limited to those duties and obligations set forth in Paragraphs 5, 8, 9, 12 and 18 hereof.

16. TERMINATION

VRIC expressly reserves the right to terminate this Agreement at any time upon written notice to Engineer. Upon termination for any reason, Engineer agrees to immediately

remove any and all equipment owned by Engineer that may have been brought onto VRIC premises.

Engineer shall, within thirty (30) days after receipt of notice of termination, submit a final invoice for all amounts due and not previously paid to Engineer for services completed prior to termination. Provided Engineer has not breached this Agreement, VRIC agrees to pay Engineer for services satisfactorily performed prior to the effective date of termination plus necessary and reasonable termination charges directly attributable to such termination ("termination payment").

Any termination payment, expressly including payment on the above referenced final invoice, shall be subject to the provisions of Sections 3 and 6 of this Agreement.

17. GOVERNING LAW

The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of Arizona. Engineer hereby consents to the jurisdiction of and to venue any dispute involving this Agreement in the State courts for the State of Arizona or the Federal District Court for the State of Arizona.

18. ATTORNEY'S FEES

The prevailing party to any dispute arising out of this Agreement shall be entitled to recover its reasonable attorney's fees and costs from the other party.

19 GENERAL PROVISIONS

a. This Agreement may be amended only by an instrument in writing signed by both parties.

b. No modification or alteration of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

c. If in one or more instances either party fails to insist that the other perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present, or future right granted under this Agreement; the obligations of both parties under this Agreement shall continue in full force and effect.

d. If any provision, paragraph, or subparagraph of this Agreement is adjudged by a court of competent jurisdiction to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement. Each provision, paragraph, and subparagraph of this Agreement is severable from every other provision, paragraph, and subparagraph and constitutes a separate, distinct and binding covenant.

e. All paragraph headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they may refer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 14TH day of MARCH, 2006.

CEC	SEARCHLIGHT MINERALS CORP. / **VRIC ~~COPPER INC.~~** LLC
**********	******************
PRESIDENT	PRESIDENT
(Title)	*(Title)*
Antonio Cimetta by [signature]	[signature]
(Signature)	*(Signature)*
Date: 3/14/06	Date: 4/4/06

* ASSUMING CONTRACT IS WITH SEARCHLIGHT MINERALS
  - BILLING TO SEARCHLIGHT
  - CORRESPONDANCE (FOR CITY) TO VRIC

* SPOKE WITH HAL RE: CHANGES 4/4/06

Cimetta Engineering & Construction Co., Inc.

EXHIBIT "A"

SCOPE OF WORK

SCOPE OF WORK

Owner

Owner will provide CEC with an Owner developed and approved process, including a list of all chemicals to be used and stored. These Owner supplied data shall fully described the process, quantities of material to be handled, process streams (% solids, % reagents, temperatures, desired % moisture, etc.), reagents, and types of major process equipment to be included in the design. The quantities of reagents to be used shall also be provided so that adequate storage facilities can be provided.

Consultants Work Responsibilities

CEC and Architecture Work Inc. have jointly agreed that the scope of services provided by each entity will be as follows:

Architecture Works Inc.

1. Provide all architectural/structural services, designs, drawings and specifications required to renovate the existing Building "B" Laboratory to make it suitable for use as a laboratory and to house/support the 2 TPH Demonstration Module process equipment.
2. Coordinate with the Fire Protection consultant, the design of the facility fire sprinkler system, if required.
3. Work with outside civil engineering/hydrology consultants to develop drainage reports, drainage plans and a parking lot design for the facility. This work will include establishing easements for utilities/sewers.
4. Complete the partially finished "Site Plan" so that it is in a final form for submittal to the Clarkdale Planning Department for comment/approval.
5. Architecture Work Inc. will have its own services contract with Verde River Iron Company.

Cimetta Engineering and Construction Company, Inc.

1. Based on the Owner provided data, develop an efficient and safe layout for the mechanical equipment and storage facilities that are to be included in the design of the 2 TPH Demonstration Module.
2. Draft Process Flowsheet using Owner supplied process/major equipment data/information.
3. Develop and draft Utilities/Services Flowsheet based upon the approved Process Flowsheet
4. Design and specify a portable crusher system for primary slag reduction at the slag pile. Initial location of the portable plant will be VRIC's responsibility.
5. Design and detail the foundations and bases for the equipment and storage bins. Building "B" floor load capacities (allowable pounds per square foot load capacity) will be investigated by Architecture Works Inc. The safe load capacity (PSF) determined by the Architecture Works Inc. investigation will be used by CEC for foundation and equipment support design.
6. Design and detail bulk material handling bins and chutes.
7. Design and detail any required dust/fume control systems.
8. Design and detail piping and reagent handling/mixing systems.
9. Design and detail the metals/tailing recovery systems. This design will be based on VRIC's approved process information.
10 Design and detail the facility's utility piping systems (laboratory and process areas).
11. Design and detail the facility's HVAC system (HVAC in laboratory and heat and ventilation in the process area).
12. Design and detail the electrical power, control and instrumentation systems. Laboratory power requirements shall be provide to CEC by Architecture Works Inc.
13. Prepare required material, equipment and construction specifications.
14. Work with and provide information to the Owners Environmental Consultant. Information provided to Environmental Consultant will be developed from process data provided to CEC by the Owner.
15. Provide project management services and coordination if so directed by VRIC.
16. Provide a conceptual design for the full 2000 TPD facility. The conceptual design shall include primary crushing,

overland conveying, storage (bulk and product), secondary/tertiary crushing, metal/tails recovery, roadways, and electric power (one line diagram).

EXHIBIT "B"

COMPENSATION, INVOICING INSTRUCTIONS and SCHEDULE

COMPENSATION

Cimetta Engineering and Construction Company Inc. has estimated that a total of approximately 1940 manhours will be required to develop and deliver the drawings / specifications for Phase I - Element 1. The estimated manhours include time for site visits, consultation with URS, coordination with Architecture Works and meetings with the Town of Clarkdale Development Services personnel.

CEC will provide the above services on an hourly billing rate basis. For engineering, design, supervisory, purchasing, accounting and any other Home Office Services performed by CEC in the execution of this project, either in CEC's office or at the Project Site, CEC will charge Owner with the costs incurred by CEC as set forth below.

1. Compensation Wages and salaries paid for authorized work on the project on an hourly rate basis times 2.0 as compensation to Engineer for payroll taxes, holidays, vacation, sick leave, miscellaneous costs, overhead and profit for such time as is devoted to the Project by CEC's home office employees working in the home office, at the Project Site or at other Project related places.

2. Transportation Will be charged at actual cost plus 15% (for airlines, rental cars, etc.). CEC owned passenger vehicles will be charged at $0.445 per mile (the current rate allowed by the Federal IRS).

3. Subsistence and other approved expenses of personnel while traveling or at the Project Site will be charged at cost plus 15%.

4. Reproduction and Duplicating Services and materials, such as blueprints, photostats, photographs, printing and binding, drafting room/office stationary, home office/field materials and supplies will be charged at actual cost plus 15%.

5. Communications Such as long distance telephone calls, FAX charges, etc. will be at actual cost plus 15%.

6. Miscellaneous Expenses incurred in direct performance of the work, including but not limited to freight, express shipments and postage will be charged at actual cost plus 15%.

Cimetta Engineering and Construction Company Inc. has estimated that the BILLED COST (including all multipliers for labor and materials) will be approximately ONE HUNDRED FIFTEEN THOUSAND and 00/100 DOLLARS ($115,000.00) this estimated cost shall not be exceeded without written authorization from VRIC.

The estimated cost, manhours and schedule listed in this document are based on completing Phase I - Element 1 of the project as it is shown on the preliminary CEC drawing P839-4-1000,P1. Significant change(s) in the concept, scope of the project (location/process/equipment, etc.) or local, state or federal regulators demand for additional drawings, major modifications to the design and/or details could result in a change of the estimated cost and/or scheduled completion dated.

Cimetta Engineering and Construction shall submit an advance payment invoice in the amount $30,000.00 to initiate engineering and design work for the project. All additional invoices shall be submitted in accordance with the "Invoicing Instructions" described in the following paragraphs.

INVOICING INSTRUCTIONS

The below listed instructions are in addition to or in support of those addressed in the Billing and Payment section of the Agreement.

Deviations from these instructions may result in late or non-payment of the invoice. All invoices are subject to VRIC audit.

1. Accounts Payable Department
   VRIC.
   2441 West Horizon Ridge Parkway #120
   Henderson, NV 89052

   Do not send duplicate copies with the original invoice.

2. As a minimum, the following information must be shown on the invoice:

   - The Contract number
   - Invoice Number
   - Invoice Date

3. Legible copies of the following supporting documentation, if applicable, must be attached to the invoice:

   - Project timesheets
   - Receipts for all expenses
   - Receipts for third party purchases
   - Equipment rental invoices

4. If the invoice is returned due to the invoice being incorrect, the payment terms will commence upon receipt of the corrected invoice.

5. Do not submit credit memos to VRIC Accounts Payable to cancel out incorrect service invoices unless otherwise requested.

6. Incorrect calculations will not be corrected by VRIC. Invoices containing incorrect calculations of any kind will be returned.

7. All rates billed must be on a previously submitted and approved rate schedule. If not, submit amended rate schedule prior to invoice submittal to the below listed Contract Administrator. The payment period for an invoice submitted with an amended rate schedule will commence on the date the amended rate schedule is approved by VRIC.

8. Send amended rate schedule to:

Ian McNeil, President
VRIC
2441 West Horizon Ridge Parkway #120
Henderson, NV 89052

SCHEDULE

Cimetta Engineering and Construction Inc. has estimated that the Phase I - Element 1 work can be completed 16 weeks after written authorization to proceed is received and CEC has been provided with an Owner approved process flowsheet. The flowsheet must describe the process to be detailed, major equipment types to be incorporated into the process, chemicals/quantities used in the process, wastes streams anticipated, saleable product storage required and the physical form/characteristics of the final products.

It is CEC'S intent to have the final drawings and specifications ready for submittal to the Town of Clarkdale on or before July 1, 2006. Interim submittals shall be made as drawings and documents are completed. If the Owner provided information is not made available to CEC in a timely manner, it is understood by the Owner that the July 1, 2006 may not be achievable.

AGENCY AGREEMENT
FOR THE
PURCHASE OF EQUIPMENT AND MATERIALS

AGREEMENT between Cimetta Engineering and Construction Company, Inc., an Arizona corporation, whose address is 6701 S. Wilmot Road, Tucson, Az. 85706 (hereinafter called the "Contractor") and Clarkdale Metals Corp., a Nevada corporation, whose address is 500 Luke Lane, Clarkdale, AZ. 86324 (hereinafter called the "Owner") entered into this 2nd day of ~~April,~~ June 2008.

RECITALS

1. Contractor and Owner entered into a Technical and Construction Services Agreement (hereinafter called the "Contract") dated June 2, 2008, for performance of the Clarkdale Slag Processing Demonstration Module process facility design and construction. A copy of said Contract is attached hereto and is a part of this Agreement except as modified herein.

2. Contractor and Owner desire to enter into an agreement whereby certain purchases under the contract will be made by the Contractor as Owner's agent. Contractor's ability to bind Owner is expressly limited to those satisfactory goods which are utilized in the construction of the project and whose purchase has been approved, in writing, by the Owner.

AGREEMENT

1. Owner does hereby appoint Contractor as Agent for Owner to purchase for, and in the name of the Owner, all major process equipment, electrical equipment, instrumentation and control devices required for the performance of the contract. Owner may elect to have the Contractor purchase other equipment/items not specifically named herein.

2. Owner will be liable for the payment of all legitimate purchases made hereunder. Owner's liability for payment includes the equipment/item/material, taxes, freight and any other costs associated with or attributable to the equipment, item and/or material purchases authorized by the Owner.

3. As Owner's agent, the Contractor will purchase major process equipment, electrical equipment, instrumentation and control devices and any other approved equipment/items required for the completion of the aforesaid Contract. All purchases will be made using Contractor purchase order forms. For items so purchased, vendors will render detailed receipts, statements and invoices in the Owner's name to the Contractor as the Owner's agent. The Contractor will review and verify the invoices and forward the invoices to Owner for payment, by forwarding the invoices to the Owner for payment, the Contractor

certifies the validity and accuracy of the invoices and that the items covered by he invoices are as specified on the purchase documents are used exclusively in the Owner's Project.

4. The Contractor will be reimbursed for the performance of these procurement activities in accordance with the terms of the Technical and Construction Services Agreement referenced in paragraph 1 of the above RECITALS.

5. Contractor shall maintain separate accounting records of all transactions carried out under this Agency Agreement. Such records shall be open to Owner during normal business hours of Contractor for a period of two (2) years after completion of the project.

6. The authority granted to Contractor hereunder may be revoked by Owner at any time upon written notice delivered to Contractor at his offices at 6701 S. Wilmot Road, Tucson, AZ. 85706 during normal business hours.

CONTRACTOR

Cimetta Engineering and Construction Company, Inc.

By: ____________________

Title: ____________________

Date: ____________________

OWNER

Clarkdale Metals Corporation

By: ____________________

Title: President

Date: ____________________

CLARKDALE METALS CORPORATION

TECHNICAL AND CONSTRUCTION SERVICES AGREEMENT

FOR

CIMETTA ENGINEERING AND CONSTRUCTION COMPANY, INC.

CONTRACT NO. __________

CLARKDALE SLAG PROCESSING - DEMONSTRATION MODULE

TABLE OF CONTENTS

CONTRACT NUMBER: ________

DATE: 4/1/08
REV. 0

TECHNICAL and CONSTRUCTION SERVICES AGREEMENT
CLARKDALE SLAG PROCESSING - DEMO. MODULE
CIMETTA ENGINEERING AND CONSTRUCTION COMPANY, INC.

AGREEMENT

THIS TECHNICAL and CONSTRUCTION SERVICES AGREEMENT, ("Agreement"), is entered into this 2nd day of JUNE, 2008, by and between **CLARKDALE METALS CORP.**, a Nevada corporation, whose address is 500 Luke Lane, Clarkdale, Arizona 86324 ("CMC") and **CIMETA ENGINEERING AND CONSTRUCTION COMPANY, INC.**, an Arizona corporation, whose address is 6701 S. Wilmot Road, Tucson, Az. 85706 ("Contractor").

CMC and Contractor, for and in consideration of the covenants and undertakings hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, do hereby agree as follows:

1. **SCOPE OF WORK**

The services provided by Cimetta Engineering & Construction Co., Inc. shall be performed in accordance with the specifications set forth in Exhibit "A" to this Agreement, attached hereto and incorporated herein by this reference.

All services/work to be performed by Contractor hereunder shall hereinafter be referred to as the "Services".

2. **AUTHORIZED REPRESENTATIVES**

All notices regarding this Agreement shall be directed to the following or their duly appointed designees or successors:

Contractor	Cimetta Engineering and Construction Company, Inc.
Representative	Antonio Cimetta
Title	President
Address	6701 S. Wilmot Rd., Tucson, Az. 85706
Phone	520-574-2930

Company	Clarkdale Metals Corporation
Representative	Ian McNeil
Title	President
Address	P.O. Box 530696 Henderson, Nevada 89053
Phone	702-732-9001

3. COMPENSATION

3.1 In consideration of satisfactory and complete performance by Contractor of the Services to be performed hereunder, CMC agrees to make payment in accordance with the terms set forth in Exhibit "B" to this Agreement, attached hereto and incorporated herein by this reference.

3.2 In addition, final payment of all moneys due under this Agreement will be made upon the express conditions of:

- **a.** Receipt by CMC of proper final invoice;
- **b.** Approval by CMC of the Services, including all required documentation;
- **c.** Demobilization, jobsite cleanup, and disposition of residual materials by Contractor; and

No payments of invoices or portions thereof shall at any time constitute approval or acceptance of the Services or be considered to be a waiver by CMC of any of the terms or conditions of this Agreement. Furthermore, for purposes of this Agreement, acceptance of the Services shall not be deemed to occur until such time as all Services have been completed and final payment has been remitted.

4. TERM

The term of this Agreement shall be from the date hereof until completion of the Services.

5. TAXES

The Contractor shall be responsible for the payment of all taxes required by law relating to the services performed and its property utilized in the performance of the Services, including, but not limited to:

a. All federal, state and local income, franchise, business privilege and occupational taxes;

b. All federal, state and local sales, use and related excise taxes imposed on its Services and its property;

c. All federal, state and local employment and payroll taxes;

d. All state and local ad valorem taxes imposed on its property; and

e. any interest and penalties imposed on the above.

6. BILLING AND PAYMENT

Compensation for uncontested charges shall be paid within ten (10) days after CMC's receipt of Contractor's invoice, which shall include the following information:

a. Project title;
b. Contract number;
c. The Services performed by Contractor detailed as to the units completed and/or the work hours spent for the project and by the month and year in which the services were performed, and in the form and detail required by CMC.

Invoices shall be submitted with all necessary supporting documents and sent to:

Accounts Payable Department
CMC
500 Luke Lane
Clarkdale, Arizona 86324

7. INDEPENDENT CONTRACTOR

7.1 Except as may otherwise be provided in a separate Agency Agreement, if any, Contractor agrees to perform the Services herein as an independent contractor and not as an employee or agent of CMC, and all persons employed by Contractor or by permitted subcontractors in connection with such services shall be deemed to be the employees of Contractor and not the employees or agents of CMC. Contractor will not have any power or right to make commitments or enter into any contracts on behalf of CMC unless CMC authorizes Contractor in writing to do so. Contractor shall supervise the performance of its own Services and shall control, independent of CMC, the manner and means by which its services are performed, subject to the terms and conditions of this Agreement.

7.2 Contractor represents that he is fully experienced, properly qualified, registered, licensed, equipped, insured and organized to perform the Services under this Agreement.

7.3 Nothing contained in this Agreement or any subcontract shall create any contractual relationship between any supplier or subcontractor and CMC.

8. CONFIDENTIALITY AND TITLE

Contractor, for itself and on behalf of its employees, agents, assigns and subcontractors, agrees to treat as confidential and proprietary, and agrees not to disclose to others, during or subsequent to the term of this Agreement, without the express prior written consent of CMC, any information, whether verbal or written, of any description whatsoever (including any technical information, experience or data) regarding CMC's plans, programs, plants, processes, products, costs, equipment, operation or customers which may come within the knowledge of Contractor, its employees, agents, assigns and/or subcontractors in the performance of this Agreement. Contractor agrees to take reasonable precautions, contractual or otherwise, to prevent

unauthorized disclosure or use of any information so obtained.

Such confidential information shall not include any information which:

- **a.** is, or shall have been in the possession of Contractor prior to disclosure thereof by CMC to Contractor;

- **b.** through no fault of Contractor becomes published or otherwise available to the public under circumstances such that the public may utilize the same without any direct or indirect obligation to CMC; or

- **c.** is, or at any time may be, acquired by Contractor from any third party rightfully possessed of the same and having no direct or indirect obligation to CMC with respect to same.

9. GENERAL CONTRACTOR RESPONSIBILITIES

- **a.** Contractor shall, throughout the term of this Agreement, conduct all operations in such a way as to minimize impact on the environment. Contractor shall provide dust control of all surface excavations, material sites, roads, and disposal areas within the jobsite. Contractor shall also provide suitable equipment and facilities, and take all precautions to prevent the discharge of contaminants which may pollute the atmosphere, any body of water, any land areas, or which may harm fish or other wildlife.

- **b.** Contractor shall continuously inspect all work, materials and equipment to discover and determine any conditions which might increase the risk of loss, theft, or damage by vandalism, sabotage or any other means.

10. GOVERNING LAW

The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of Arizona. Contractor hereby consents to the jurisdiction of and to venue any dispute involving this Agreement in the State courts for the State of Arizona or the Federal District Court for the State of Arizona.

11. ATTORNEY'S FEES

The prevailing party to any dispute arising out of this Agreement shall be entitled to recover its reasonable attorney's fees and costs from the other party.

12. GENERAL PROVISIONS

a. This Agreement may be amended only by an instrument in writing signed by both parties.

b. No modification or alteration of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

c. If in one or more instances either party fails to insist that the other perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present, or future right granted under this Agreement; the obligations of both parties under this Agreement shall continue in full force and effect.

d. If any provision, paragraph, or subparagraph of this Agreement is adjudged by a court of competent jurisdiction to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement. Each provision, paragraph, and subparagraph of this Agreement is severable from every other provision, paragraph, and subparagraph and constitutes a separate, distinct and binding covenant.

e. All paragraph headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they may refer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 2nd day of June, 2008.

Cimetta Engineering and Construction Company, Inc.

Antonio Cimetta

President

____
(Signature)

Date: ____________

Clarkdale Metals Corporation

Ian McNeil

President

____
(Signature)

Date: ____________

EXHIBIT "A"

SCOPE OF WORK

SCOPE OF WORK

Cimetta Engineering & Construction Co. Inc. (CEC) has the responsibility for the process portion of this project as follows:

- Layout and design of the General Arrangement of Equipment for the Slag Processing Facility. The metallurgical extraction/recovery process, process flow diagram and major equipment items/packages to be included in the process are the responsibility of Clarkdale Metals Corporation (CMC).
- Design of structural supports for all process related equipment exclusive of those provided in equipment vendor packages.
- Install all process related equipment including the design of the methods to be used for the installation activities.
- Architectural modifications and structural upgrades to the existing building are excluded from CEC's scope of services.
- Design, specify and install all process related piping, HVAC and hydraulic systems and equipment, exclusive of those items furnished with equipment vendor packages.
- Design, specify and install all process related electrical/instrumentation services and equipment, exclusive of those items furnished with equipment vendor packages.

EXHIBIT "B"

COMPENSATION

COMPENSATION

For satisfactory performance of services as described in Exhibit A "Scope of Work" and Section 1 of this Agreement, **CMC** shall pay the **Contractor** as follows:

- Design, procurement and engineering activities shall be compensated in accordance with the Cimetta Engineering & Construction Co., Inc. (CEC) HOURLY BILLING RATE SCHEDULE, HOME OFFICE AND SUPERVISOR REIMBURSEMENT, Schedule HO-09-06B (see Appendix No.1).

- Construction activities shall be compensated in accordance with the Cimetta Engineering & Construction Co., Inc. (CEC) HOURLY BILLING RATE SCHEDULE - CONSTRUCTION PERSONNEL, CONSTRUCTION EQUIPMENT (Owned & Rental) and OUT-OF POCKET EXPENSES, Schedule FC-XX-XXX (See Appendix No.2).

EXHIBIT B.1

INVOICING INSTRUCTIONS

The below listed instructions are in addition to or in support of those addressed in the Billing and Payment section of the Agreement.

Deviations from these instructions may result in late or non-payment of the invoice. All invoices are subject to CMC audit.

1. It is imperative that the original invoice be sent to:

   Accounts Payable Department
   CMC
   P.O. Box M
   500 Luke Lane
   Clarkdale, AZ 86324

   Do not send duplicate copies with the original invoice.

2. As a minimum, the following information must be shown on the invoice:

   - The Contract number
   - Invoice Number
   - Invoice Date

3. Legible copies of the following supporting documentation, if applicable, must be attached to the invoice:

   - CMC approved and dated timesheets
   - Receipts for third party purchases
   - Equipment rental invoices

(520) 574-2930
FAX (520) 574-2931

6701 S. Wilmot Road
Tucson, Arizona 85706

Cimetta Engineering & Construction Co., Inc.

February 25, 2008

Clarkdale Metals Corporation
P.O. Box 910
Clarkdale, Arizona 86324

Attention: Thomas C. Piccioli

Reference: Rate Schedules

Dear Tom:

Attached please find rate schedules for Home Office Labor, Construction Labor and Equipment Rental.

Should you have any questions or need more information, please do not hesitate to contact me.

Sincerely,

Antonio Cimetta
President

Enclosures
AC\dmc

CIMETTA ENGINEERING & CONSTRUCTION CO., INC. (CEC)

HOURLY RATE SCHEDULE

HOME OFFICE AND SUPERVISOR REIMBURSEMENT

Schedule HO-09-30-06B

Title	$ Rate per Hour
*AutoCAD Station w/operator	$45.00
*Designer	$50.00
Senior AutoCAD Station w/operator	$55.00
Senior Designer	$60.00
Engineer	$65.00
Senior Engineer	$70.00
Project Engineer	$75.00
Project Manager	$85.00
*Secretary	$35.00
Purchasing Agent	$60.00
*Buyer	$45.00
Accounting Manager	$65.00
*Accounting Assistant	$50.00
Cost Control Manager	$70.00
Cost Control Engineer	$65.00
Quality Control	$55.00
Construction Manager	$80.00
Principal	100.00

(Straight Time for Overtime)

* Overtime at 1 ½ times

Cimetta
Engineering &
Construction Co., Inc

HOME OFFICE EXPENSE SCHEDULE

Schedule HOE-09-30-06B

For all out - of - pocket expenses directly attributable to the project, Cimetta Engineering and Construction Company, Inc. (CEC) will charge the owner as set forth below:

1. Transportation. Will be charged at actual cost plus 15% (for airlines, rental cars, etc.). CEC owned passenger vehicles will be charged @ $0.45 per mile.

2. Subsistence and other approved expenses of personnel while traveling or at the jobsite will be charged at cost plus 15%.

3. Reproducing and Duplicating. Services and materials, such as blueprints, photostats, photographs, printing and binding together with drafting room and office stationary, materials and supplies at home office and at actual cost in field plus 15%.

4. Communications. Such as long distance telephone calls, FAX charges, telegrams, etc. at actual cost plus 15%.

5. Miscellaneous. Expenses incurred in direct performance of the Work, including but not limited to consultants, freight, express and postage will be charged at actual cost plus 15%.

Cimetta
Engineering &
Construction Co., Inc

CIMETTA ENGINEERING & CONSTRUCTION CO., INC. (CEC)

FIELD PERSONNEL DIRECT COST BILLING SCHEDULE

Schedule FD-02-20-08A

Superintendent @ $45/hr
Safety Officer @ $35/hr
Construction Labor @ $27/hr/man
Rig Welder / Millwright @ $65/hr/man
Overtime rate is 1.5 times straight time rate
Home Office Personnel (see attached Schedule HO-09-30-06B)
Home Office Project Support cost is 3% of total field cost
OH & P is 20% Total Project Cost (exclusive of engineering, taxes & insurance)
Contractor's Tax is 4% of Total Project Cost
Insurance is 2% of Cost Including Contractor's Tax and Engineering
Per Diem as Required

Cimetta
Engineering &
Construction Co., Inc

EQUIPMENT RATES

JANUARY 2008

A. Rates attached are for CEC owned equipment working on a single shift. The rates are for the period stated and may not be pro-rated.

B. Additional shift or excess rental will be charged at 1/176th of the monthly rate for each hour in excess of 176 hours in a thirty day period.

C. CEC equipment furnished but not listed on the rental rate schedule will be charged on the basis of area adjusted monthly rental rates as set forth in the latest edition of the "Rental Rate Blue Book for Construction Equipment".

Rates on any specialty equipment not listed above or in the "Blue Book" will be negotiated prior to its delivery to the site.

D. Rental rates are bare. Operating cost will be invoiced at cost plus 15%.

E. Rates exclude cost of equipment mobilization and demobilization which will be charged for haulage at cost plus 15%.

F. Rates apply to CEC owned equipment only which is subject to availability. Any equipment rented by Contractor will be charged at cost plus 15%.

Cimetta
Engineering &
Construction Co., Inc

CEC EQUIPMENT RENTAL WORKSHEET
AS OF JULY, 2006

ITEM DESCRIPTION	RATE PER MONTH ($)		WEEKLY	DAILY
SEMI TRACTOR-MACK	3,500	plus mileage	1,200	400
40' FLATBED TRAILER	500		170	60
40' BOLT TRAILER	200		70	20
TOOL TRAILER	200		70	20
AUSTIN WESTIN CRANE	2,700		900	300
GROVE 50T CRANE	7,500		2,500	830
P&H 90 T CRANE	8,500		2,830	940
BOOM TRUCK	1,800		600	200
LUBE TRUCK	1,500		500	170
FORD F600 MECHANICS TRUCK	1,500		500	170
FORD 1T MECHANICS TRUCK	1,000		330	110
CHEVY 1T FLATBED	800		270	90
FORD 1T FLATBED	800		270	90
FORD 1T PICKUP	800		270	90
FORD 2T FLATBED	1,000		330	110
CHEVY 5T FLATBED	1,200		400	130
CHEVY/GMC 1/2T PICKUP	600		200	70
CHEVY 3/4 T PICK UP	650		220	70
SUZUKI	500		170	60
980B EXCAVATOR	4,500		1,500	500
BOBCAT 1835	1,200		400	130
D-9 CAT TRACTOR	10,000		3,330	1,110
D6C CAT CRAWLER TRACTOR	4,000		1,330	440
DITCH WITCH TRENCHER	1,500		500	170
350 FRONT END LOADER	1,500		500	170
910 CAT LOADER	2,500		830	280
966 CAT LOADER	4,200		1,400	470
CASE WHEEL LOADER	3,500		1,170	390
FURUKAWA WHEEL LOADER	3,500		1,170	390
CASE 580 BACKHOE	1,500		500	170
TAMPO 84" COMPACTOR	3,500		1,170	390
CAT 48" COMPACTOR	2,000		670	220
FORD 10CY DUMP TRUCK	3,000		1,000	330
I.H. DUMP TRUCK-4 CY	1,500		500	170
WATER TRUCK-4000 GAL.	2,500		830	280
WATER TRUCK-2500 GAL.	1,800		600	200
CHEVY 50 PASSENGER BUS	2,300		770	260
CHEVY 24 PASSENGER BUS	1,800		600	200
SCAFFOLDING	160		50	20
GREENLEE PUNCH DRIVER	75		30	10
CONDUIT BENDER	250		80	30
GREENLEE TUGGER	250		80	30
KNOCK-OUT SET	150		50	20
PORTABLE HYD BENDER	350		120	40

Cimetta
Engineering &
Construction Co., Inc

CRIMPER	75	30	10
VACUUM SYSTEM (BLOWER)	150	50	20
PORTABLE HYD BENDER	350	120	40
DIESEL WELDER	450	150	50
ELECTRIC WELDER	250	80	30
GAS WELDER	450	150	50
PRESSURE WASHER	1,000	330	110
ICE MACHINE	500	170	60
DYNA DRILL	100	30	10
12 HAND RADIOS	900	300	100
CONCRETE POWER TROWEL	225	80	30
CONCRETE SOFF CUT SAW	300	100	30
CONCRETE POWER SCREED	500	170	60
CONCRETE VIBRATOR	150	50	20
3" CEC WATER PUMP	540	180	60
2" CEC WATER PUMP	400	130	40
2" CEC WATER PUMP	400	130	40
FUSION MACHINE #28	1,500	500	170
FUSION MACHINE #618	3,000	1,000	330
FUSION MACHINE #824	4,500	1,500	500
FUSION MACHINE #1236	6,000	2,000	670

NOTE: ANY THIRD PARTY EQUIPMENT WILL BE INVOICED AT COST PLUS 15%

Cimetta
Engineering &
Construction Co., Inc